EXHIBIT 10-O
March 24, 2006
PERSONAL AND CONFIDENTIAL
Mr. Stephen C. Buck
508 Aberdeen Road
Frankfort, Illinois 60423
Dear Steve:
As we have discussed, your employment with Federal Signal Corporation (the “Company”) will end effective April 30, 2006 (the “Separation Date”). As of your Separation Date you will be eligible to receive severance benefits under the Company’s Executive General Severance Plan (the “Severance Pay Plan”).
1.	Severance Benefits
On the conditions that (i) you sign, date and return to me a copy of this letter agreement not later than 21 days after you receive this letter agreement, (ii) you sign, date and return to me the Waiver and Release Agreement attached hereto as Attachment I not later than 21 days after your Separation Date, and (iii) you do not revoke the signed Waiver and Release Agreement, you will receive from the Company the following benefits:
(a)	One (1) times the sum of: (i) your annual Base Salary; and (ii) your target annual bonus established for the 2006 bonus plan year.

(b)	An amount equal to your unpaid targeted annual bonus for the year in which your termination occurs, multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during the year through the effective date of your termination of employment, and the denominator of which is three hundred sixty-five (365).
Under the provisions of the Federal Signal Corporation Management Incentive Plan, as a retiree, you would be entitled to a prorated bonus payment for the plan year 2006. If after the end of the plan year it is determined that based on actual performance, as defined by the Management Incentive Plan, that the actual prorated payment you would receive from the Management Incentive Plan is greater than the prorated target payment you will receive resulting from this agreement, the difference between those amounts will be paid to you after the end of the plan year at generally the same time as bonus payments are made to other Management Incentive Plan participants.
(c)	Continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for eighteen (18) months following your Separation Date. These benefits shall be provided to you at the same premium cost, and at the same coverage level, as are currently in effect. However, in the event the

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premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for you.
The continuation of these welfare benefits shall be discontinued prior to the end of the eighteen (18) month period if any required premium is not paid in full on time, you become covered under another group health plan, you become entitled to Medicare benefits (under Part A, Part B, or both), or the Company ceases to provide any group health plan for its employees. Continuation may also be terminated for any reason the plan providing such coverage would terminate coverage of a participant or an eligible dependent.
(d)	The Company will provide you executive outplacement services for a period of twelve (12) months. Those services will be provided by the outplacement firm of Kensington International and will begin immediately.
You will be paid for any unused, accrued vacation, as of your Separation Date. Additionally, you will receive any benefits for which you are fully vested, as of your Separation Date, pursuant to plan provisions.
You acknowledge and agree that the Company’s provision of the severance benefits to you and your signing of this letter agreement and the Waiver and Release Agreement does not in any way indicate that you have any viable claims against the Company or that the Company has or admits any liability to you whatsoever.
You are encouraged to consult with an attorney of your choice, at your own expense, prior to signing a copy of this letter agreement and the Waiver and Release Agreement, and you acknowledge that you have been given at least twenty-one (21) days within which to consider this letter agreement and the Waiver and Release Agreement.
You are further advised that you may revoke the signed Waiver and Release Agreement within seven (7) days after its signing. Any such revocation must be made in writing and be received by me within the seven (7) day period.
All legally required taxes and any monies owed the Company shall be deducted from the monies and the severance benefits. The severance benefits shall not be considered or counted as “compensation” for purposes of any of the Company’s welfare or pension benefit plans which provide benefits based, in any part, on compensation.
2.	Termination Before Separation Date
If you terminate employment with the Company for any reason prior to your Separation Date, including, but not limited to death, resignation, retirement, or disability, or is terminated by the Company for cause, as defined by the Severance Pay Plan, on or before your Separation Date, the Company’s obligations under Paragraph 1 shall terminate.
3.	Company Property/Expenses
On your Separation Date, you must promptly return to the Company all Company property including, but not limited to, Company identification badge, credit/calling cards, cell phone, laptop computer, information technology equipment, pager, PDA/Blackberry, mobile phone, parking tag, documents and records, and other physical or personal property of the Company in

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your possession or control and you agree you will not keep, transfer or use any copies or excerpts of the foregoing items. You must also ensure that all business expenses for which you are entitled to reimbursement under the Company’s expense reimbursement policy are documented and submitted for approval on a timely basis and any final expenses are submitted within ten (10) days after your Separation Date and that all debit balances shall be timely paid on any of your corporate charge cards as well.
4.	Confidentiality/Cooperation/Non-Solicitation
You agree from and after today to keep strictly confidential the existence and terms of this letter agreement, including the Waiver and Release Agreement, and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial advisor, or except as may be required by law.
You acknowledge that after your Separation Date you shall not represent yourself to be an employee of the Company nor take any action which may bind the Company with regard to any customer, supplier, vendor or any other party with whom you have had contact while performing your duties as an employee of the Company.
You further agree that from and after today you shall not take any actions or make any statements to the public, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Company, and its affiliates, and its and their officers, directors, or employees.
For a one (1) year period following your Separation Date, you further agree that you will not, directly or indirectly, hire away or participate or assist in the hiring away of any person employed by the Company or its affiliates on your Separation Date and you will not solicit nor encourage any person employed by the Company or its affiliates on or after your Separation Date to leave the employ of the Company or its affiliates.
You further agree from and after today to make yourself available to the Company and its legal counsel to provide reasonable cooperation and assistance to the Company with respect to areas and matters in which you were involved during your employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning the Company, and to provide to the Company, if requested, information and counsel relating to ongoing matters of interest to the Company. The Company will, of course, take into consideration your personal and business commitments, will give you as much advance notice as reasonably possible, and ask that you be available at such time or times as are reasonably convenient to you and the Company. The Company agrees to reimburse you for the actual out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to the Company of documentation substantiating such expenses as the Company may require.
Proprietary information, confidential business information and trade secrets (hereinafter collectively “Confidential Information”) which became known to you as an employee of the Company remains the property of the Company. Such Confidential Information includes, but is not limited to, materials, records, books, products, business plans, business proposals, software, personnel information and data of the Company and its affiliates and its customers, but excludes information which is generally known to the public or becomes known except through your actions. You agree from and after today that you will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for your own benefit or the benefit of others. Also, you acknowledge that you

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remain bound by the terms and conditions of the applicable provisions of the Company’s Code of Business Conduct.
You acknowledge that the provisions of this Paragraph 4 are reasonable and not unduly restrictive of your rights as an individual and you warrant that as of the date you sign this letter agreement you have not breached any of the provisions of this Paragraph 4. You further acknowledge that in the event that you breach any of the provisions of this Paragraph 4, such breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Company shall, therefore, be entitled to apply without bond to any court of competent jurisdiction for an injunction to restrain any violation of this Paragraph 4 by you and for such further relief as the court may deem just and proper.
5.	General Matters
You acknowledge and agree that in signing this letter agreement (including Attachment I) you do not rely and have not relied on any representation or statement by the Company or by its employees, agents, representatives, or attorneys with regard to the subject matter, basis or effect of the letter agreement (including Attachment I).
This letter agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the laws of the State of Illinois, without giving effect to its choice of laws provisions, to the extent not preempted by federal law. Any dispute under this letter agreement (including Attachment I) shall be adjudicated by a court of competent jurisdiction in the State of Illinois.
The language of all parts of this letter agreement (including Attachment I) shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. The provisions of this letter agreement shall survive any termination of this letter agreement when necessary to effect the intent and terms of this letter agreement expressed herein.
If any of the provisions of this letter agreement (including Attachment I) shall be held to be invalid by a court of competent jurisdiction, such holding shall not in any way whatsoever affect the validity of the remainder of this letter agreement (including Attachment I).
No modification of any provision of this letter agreement shall be effective unless made in writing and signed by you and by me or another duly authorized senior officer of the Company. This letter agreement shall not be assignable by you.
Should you require further clarification of any aspect of the above arrangements, or wish to discuss their implementation, please contact me.
Please indicate your agreement and acceptance of these provisions by signing and dating the enclosed copy of this letter agreement and returning it to me not later than 21 days after your receipt of this letter agreement. Following your acceptance, the arrangements will be implemented and administered as described herein.
Please do not sign the Waiver and Release Agreement at this time. It is provided for your information and review. A substantially similar Waiver and Release Agreement will be prepared and provided to you on your Separation Date. At that time you will have twenty-one (21) days

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from receipt to consider the terms of the Waiver and Release Agreement and return it signed and properly notarized.
So that there is no misunderstanding, please understand that if for any reason I do not receive the signed copy of this letter agreement from you by the end of business on March 31, 2006, the proposed separation arrangements described in this letter agreement will be deemed to be withdrawn.
Best wishes for success in your future endeavors.
Sincerely yours,

Kimberly L. Dickens
Vice President, Human Resources
AGREED AND ACCEPTED:
I agree to the terms of this letter

Signature

Date

March 24, 2006

ATTACHMENT I
FEDERAL SIGNAL CORPORATION
WAIVER AND RELEASE AGREEMENT
     (1) General Release. In consideration for the severance benefits payable or available to me under the terms of the General Executive Severance Plan and Kimberly L. Dickens’ letter to me dated February 28, 2006 (hereinafter referred to as the “letter agreement”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge FEDERAL SIGNAL CORPORATION (hereinafter referred to as the “Company”) and the Company’s subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement, including but not limited to:
(a)	claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)	any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by the Releasees, claims for attorney’s fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding claims for severance pay under the Executive General Severance Plan and the filing of an administrative charge, any claims which I may make under state workers’ compensation or unemployment laws, and/or any claims which by law I cannot waive.
     (2) Covenant Not To Sue. In addition to and apart from the General Release contained in Paragraph 1 above, I also agree never to sue any of the Releasees or become a party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees, other than a lawsuit to challenge this Waiver and Release Agreement under the ADEA.

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     (3) Consequences of Breach of Covenant Not To Sue. I further acknowledge and agree in the event that I breach the provisions of paragraph (2) above, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to continue the availability of severance benefits to me, (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Company’s option, I shall be obligated upon demand to repay to the Company all but $500.00 of the severance benefits paid or provided to me, and the foregoing shall not affect the validity of this Waiver and Release Agreement and shall not be deemed to be a penalty nor a forfeiture.
     (4) Further Release And Acknowledgment. To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees. I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.
     (5) No Reinstatement/Reemployment. To the extent permitted by law, I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have. I further acknowledge and agree that I will not seek employment with the Company and/or any other of the Releasees following the date of my separation from employment.
     (6) Non-Disparagement. I promise that I shall not at any time or in any way disparage the Company and/or any of the other Releasees to any person, corporation, entity or other third party whatsoever.
     (7) Consequences. I further agree that if I breach the Confidentiality/Cooperation/Non-Solicitation provisions of the letter agreement or the provisions of paragraphs (5) and/or (6) above, then (a) the Company will be subject to irreparable injury and shall be entitled to apply without bond for an injunction to restrain such breach and for such further relief as the court may deem just and proper, (b) the Company shall not be obligated to continue payment of the severance benefits to me, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing the Confidentiality/Cooperation/Non-Solicitation provisions of the letter agreement and the provisions of paragraphs (5), and (6) above (including court costs, expenses and reasonable legal fees).
     (8) Time to Consider Agreement. I acknowledge that I have been given at least twenty-one (21) days to consider this Waiver and Release Agreement thoroughly and I was encouraged to consult with my personal attorney at my own expense, if desired, before signing below.
     (9) Time to Revoke Agreement. I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to Kimberly L. Dickens, Vice President, Human Resources. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the severance benefits.
     (10) Consideration. I also understand that the severance benefits which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement and the accompanying letter agreement are in addition to anything of value to which I am already entitled.

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     (11) RELEASE INCLUDES UNKNOWN CLAIMS. I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     (12) Severability. I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.
     (13) Governing Law. This Waiver and Release Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law the internal laws of the State of Illinois shall apply, without reference to its conflict of law provisions. Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois.
     (14) Knowing And Voluntary Waiver and Release. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below.

(Date)

STATE OF	)
	)	ss.
COUNTY OF	)
The undersigned, notary public in and for the above county and state, certifies that                                                             , known to me to be the same person whose name is subscribed to the foregoing Waiver and Release Agreement, appeared before me in person and acknowledged signing and delivering the instrument as his/her free and voluntary act, for the uses and purposes therein set forth.
Dated:                     , 20

Notary Public
Date Commission Expires: